Exhibit 99.1

NOTICE OF BLACKOUT PERIOD

TO:	Directors and Executive Officers of Exelixis, Inc.

FROM:	James B. Bucher, Vice President, Corporate Legal Affairs and Secretary

DATE:	March 28, 2008

As you know, you may not buy or sell securities of Exelixis, Inc. (the “Company”), including the Company’s common stock, during a specified period of time in each calendar quarter (the “Quarterly Blackout Period”). The Quarterly Blackout Period for the current quarter is now in effect and will last at least until the opening of the market on the third business day following the public release of the Company’s first quarter 2008 earnings. You will be informed of the exact date on which the Quarterly Blackout Period will end.

Please note that the Quarterly Blackout Period is expected to overlap with – but may not necessarily end at the same time as – a separate blackout period for participants in the Exelixis, Inc. 401(k) Plan (the “401(k) Plan”) resulting from the transition of investment, trustee and recordkeeping services to Fidelity Investments. As explained in the attached notice for the 401(k) Plan, which was distributed to all current and potential participants in the 401(k) Plan, the blackout period for the 401(k) Plan began on Monday, March 24, 2008 at 1:00 p.m. P.S.T. and is expected to end on or before May 21, 2008 (the “Plan Blackout Period”).

Even if you are not a participant in the 401(k) Plan, you will be prohibited from trading in the Company’s securities, including the Company’s common stock or other equity securities, other than exempt transactions, until the expiration of the Quarterly Blackout Period or the expiration of the Plan Blackout Period, whichever is later.

Federal securities laws require us to provide this notice to you as a director or executive officer of the Company.

If you participate in the 401(k) Plan, you will be prohibited from performing transactions relating to the Exelixis, Inc. Common Stock fund under the 401(k) Plan during the Plan Blackout Period. During this period, you will further be prohibited from trading in the Company’s equity securities, outside of the context of the 401(k) Plan, if those securities were acquired in connection with your service or employment as a director or executive officer of the Company. Finally, certain transactions are exempt from the prohibitions of both blackout periods – please contact the Company’s Vice President, Corporate Legal Affairs and Secretary for further information or questions.

Any pending purchase or sale orders involving the Company’s securities that could be executed during a blackout period must be canceled, unless they are part of a written trading plan that has been cleared by the Company’s Vice President, Corporate Legal Affairs and Secretary or are otherwise exempt transactions. Please refer to the Company’s Code of Conduct and Ethics and the Company’s Insider Trading Policy and the Supplement thereto for further information and remember that you are prohibited from using or sharing insider information for stock trading purposes or for any other purpose except to conduct the Company’s business. Once these blackout periods end, you are still subject to the normal rules requiring pre-clearance of transactions in the Company’s securities.

If you have any questions regarding this notice, please contact:

James B. Bucher

Vice President, Corporate Legal Affairs and Secretary

170 Harbor Way, P.O. Box 511

South San Francisco, CA 94083

650-837-7251

jbucher@exelixis.com

February 8, 2008

Important Notice Concerning Your Rights Under the Exelixis, Inc. 401(k) Plan

Dear Exelixis, Inc. 401 (k) Plan Participant:

Exelixis, Inc. is pleased to announce changes to the Exelixis, Inc. 401(k) Plan. These changes will offer you increased flexibility and greater convenience when managing your account.

Over the next few months, we will be transitioning the investment, trustee, and recordkeeping services to Fidelity Investments®. This letter provides you with important information so that you can plan ahead for the transition to Fidelity.

As a result of these changes, there will be a period of time when you will be unable to access your account to direct or diversify your investments, obtain a loan from the plan, or obtain a distribution from the plan. The time, during which you will be unable to exercise your rights otherwise available under the plan is called a “Blackout Period”. The Blackout Period will begin at 1:00 P.S.T. on March 24, 2008 and is expected to end on or before May 21, 2008. Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this Blackout Period may affect your retirement planning, as well as your overall financial planning.

It is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the Blackout Period. For your long-term retirement security, you should give careful consideration to the importance of a well balanced and diversified investment portfolio, taking into account all your assets, income and investments.

Contributions will continue to be invested in your account during the blackout period.

If you have any questions concerning the blackout period described in this notice, you should contact:

Kristin Ming-Tanaka		Laura Dillard
650-837-8229		650-837-7293
benefits@exelixis.com	or	benefits@exelixis.com
170 Harbor Way, P.O. Box 511		170 Harbor Way, P.O. Box 511
South San Francisco, CA 94083		South San Francisco, CA 94083

Again, we truly believe that this is an exciting and valuable change to the Exelixis, Inc. 401(k) Plan. Please watch for more details on the plan change in the coming weeks.

Sincerely,

Laura Dillard

Senior Director of Human Resources